UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : July 27, 2005
Grant Prideco, Inc.
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-15423 (Commission File No.)	76-0312499 (I.R.S. Employer Identification No.)

400 N. Sam Houston Pkwy. East, Suite 900 (Address of Principal Executive Offices)	77060 (Zip Code)
Registrant’s telephone number, including area code: (281) 878-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Indenture and Registration Rights Agreement related to the 6⅛% Senior Notes due 2015
On July 27, 2005, Grant Prideco, Inc. (“Grant Prideco” or the “Company”) issued and sold $200,000,000 in aggregate principal amount of its 6⅛% Senior Notes due 2015 (the “Notes”). After deducting discounts to the initial purchasers and estimated expenses of the offering, Grant Prideco received net proceeds of approximately $195.8 million. These proceeds were used to pay for the previously announced tender offer and consent solicitation to purchase for cash any and all of Grant Prideco’s outstanding 9% Senior Notes due 2009, to repay a portion of the amounts outstanding under Grant Prideco’s credit facility and to pay the fees and expenses of the tender offer.
The Notes were issued under an Indenture dated as of July 27, 2005, among Grant Prideco, certain subsidiary guarantors of Grant Prideco and Wells Fargo Bank, N.A., as Trustee (the “Indenture”). The Notes were issued at an offering price of 100%. Interest on the Notes will accrue at a fixed rate of 6⅛%, payable semiannually in cash in arrears on February 15 and August 15 of each year, commencing February 15, 2006. The Notes will mature on August 15, 2015. The Notes are redeemable by Grant Prideco, in whole or in part, at any time on or after August 15, 2010, at the redemption prices specified in the Indenture, plus accrued and unpaid interest. In addition, at any time prior to August 15, 2008, Grant Prideco may redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of certain equity offerings. Subject to customary limitations, the Notes are jointly and severally guaranteed as to payment by certain of Grant Prideco’s subsidiaries.
The indenture governing the Notes contains covenants limiting Grant Prideco’s (and most or all of its subsidiaries’) ability to incur additional debt, make restricted payments (including paying dividends on, redeeming or repurchasing its capital stock), dispose of assets, grant liens on assets, enter into restrictions affecting the ability of subsidiaries to make distributions, loans or advances to Grant Prideco, engage in transactions with affiliates and merge or consolidate or transfer substantially all of its assets. The Indenture contains default provisions, including defaults in payment of principal, premium or interest, covenant defaults, cross-defaults to other indebtedness, certain acts of insolvency and unenforceability of, or denial of obligations under, the guarantees. A copy of the Indenture is filed with this Current Report on Form 8-K as Exhibit 4.1.
The Company was advised by the initial purchasers of the Notes that the Notes were offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the “Act”), and certain persons in offshore transactions in reliance on Regulation S under the Act.
Additionally, Grant Prideco and its subsidiary guarantors entered into a Registration Rights Agreement, dated as of July 27, 2005, with the initial purchasers of the Notes pursuant to which Grant Prideco will file an exchange offer registration statement to exchange the Notes for publicly registered notes with identical terms or, under certain circumstances, file a shelf registration statement to cover resales of the Notes. A copy of the Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 4.2.

Supplemental Indenture related to the 9% Senior Notes due 2009
Grant Prideco previously announced a tender offer and consent solicitation to purchase for cash any all of its outstanding 9% Senior Notes due 2009 (the “Existing Notes”). As of 5:00 p.m., New York City time, on July 26, 2005, which was the deadline for holders to tender their Existing Notes in order to receive the consent payment in connection with the offer, tenders and consents had been received from holders of $174,905,000 in aggregate principal amount of the Existing Notes, representing approximately 99.95% of the outstanding Existing Notes. Accordingly, the supplemental indenture to effect the proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Existing Notes has been executed. A copy of the supplemental indenture is filed with this Current Report on Form 8-K as Exhibit 4.3.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 above under the heading “Indenture and Registration Rights Agreement related to the 6⅛% Senior Notes due 2015.”
Item 3.03. Material Modification to Rights of Security Holders.
See Item 1.01 above for a description of the Supplemental Indenture relating to the Company’s Senior Notes due 2009, as well as the Indenture relating to the Company’s 6 1/8% Senior Notes Due 2015, which contains restrictive covenants that may limit the Company’s ability to pay dividends to holders of its common stock.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (c) Exhibits.
4.1	Indenture relating to the 6⅛% Senior Notes due 2015, dated as of July 27, 2005, among Grant Prideco, Inc., certain subsidiary guarantors and Wells Fargo Bank, N.A., as Trustee (including form of note).

4.2	Registration Rights Agreement relating to the 6⅛% Senior Notes due 2015, dated as of July 27, 2005, among Grant Prideco, Inc., certain subsidiary guarantors and Banc of America Securities LLC, as representative of the initial purchasers.

4.3	Supplemental Indenture relating to the 9% Senior Notes due 2009, dated as of July 27, 2005, among Grant Prideco, Inc., certain subsidiary guarantors and Wells Fargo Bank, N.A., as Trustee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Prideco, Inc.
Date: July 29, 2005	By:	/s/ Philip A. Choyce
Philip A. Choyce
Vice President, General Counsel and Secretary

Exhibit Index
4.1	Indenture relating to the 6⅛% Senior Notes due 2015, dated as of July 27, 2005, among Grant Prideco, Inc., certain subsidiary guarantors and Wells Fargo Bank, N.A., as Trustee (including form of note).

4.2	Registration Rights Agreement relating to the 6⅛% Senior Notes due 2015, dated as of July 27, 2005, among Grant Prideco, Inc., certain subsidiary guarantors and Banc of America Securities LLC, as representative of the initial purchasers.

4.3	Supplemental Indenture relating to the 9% Senior Notes due 2009, dated as of July 27, 2005, among Grant Prideco, Inc., certain subsidiary guarantors and Wells Fargo Bank, N.A., as Trustee.